Exhibit 16.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

We, Weinberg & Baer LLC, were the former independent registered accountant of Eco-Friendly Power Technologies Corp. We have read the Company’s Current Report on Form 8-K dated November 16, 2010, and are in agreement with the contents of Item 4.01. For the remainder of the Current Report on Form 8-K, We have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

November 17, 2010